Exhibit 99.2

Filed by Citizens Community Bancorp, Inc. Commission File No. 001-33003 Filed Pursuantto Rule 425 under the Securities Act of 1933 Subject Company: F. & M. Bancorp. of Tomah, Inc. The following presentation materials will be used by Citizens Community Bancorp, Inc. at one or more investor relations conferences, or meetings with analysts or potential investors.

ACQUISITION OF F. & M. Bancorp. of Tomah, Inc. parent company of

Forward-Looking Statements This presentation contains certain forward-looking information about Citizens Community Bancorp, Inc. and subsidiaries (collectively, “CZWI”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should carefully read forward-looking statements, including statements that contain these words, because they discuss the future expectations or state other “forward-looking” information about CZWI. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of CZWI. Forward-looking statements speak only as of the date they are made and CZWI assumes no duty to update such statements. In addition to factors previously disclosed in reports filed by CZWI with the Securities and Exchange Commission (“SEC”), additional risks and uncertainties may include, but are not limited to: the satisfaction of the conditions to closing the proposed merger in the anticipated timeframe or at all; the failure to obtain necessary regulatory and shareholder approvals; the occurrence of any event, change or other circumstances that could give riseto the termination of the definitive merger agreement; the ability to realize the anticipated benefits of the proposed merger; the ability to successfully integrate the businesses; disruption from the proposed merger making it more difficult to maintain business and operational relationships; the negative effects of this announcement or the consummation of the proposed merger on the market price of CZWI’s common stock; significant transaction costs and unknown liabilities; and litigation or regulatory actions related to the proposed transaction. Additional factors affecting CZWI are discussed in CZWI’s Annual Report onForm10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, filed with the SEC. Please refer to the SEC’s website at www.sec.gov where you can review those documents. Additional Information and Where to Find It This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This communication is being made in respect of the proposed merger transaction between CZWI and F. & M. Bancorp. of Tomah, Inc. (“F&M”). In connection with the proposed merger, CZWI will file with the SEC a registration statement on Form S-4 that will include the proxy statement of F&M and a prospectus of CZWI, as well as other relevant documents regarding the proposed merger. A definitive proxy statement/prospectus will also be sent to F&M shareholders. INVESTORS AND SHAREHOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED MERGER THAT CZWI WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The registration statement, including the proxy statement/prospectus, and other relevant documents (when they become available), and any other documents filed by CZWI with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CZWI’s website at www.ccf.us, or by directing a request to CZWI’s CEO, Stephen Bianchi at Citizens Community Bancorp, Inc., 2174 EastRidge Center, EauClaire, Wisconsin 54701, Attention: Stephen M. Bianchi or by e-mail at sbianchi@ccf.us. F&M and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from F&M’s shareholders in connection with the proposed merger. Information about such participants may be obtained by reading the proxy statement/prospectus and the other relevant documents regarding the proposed merger when it becomes available. Free copies of these documents may be obtained as described in the preceding paragraph.

Table of Contents SECTION DESCRIPTION I. Transaction Summary II. Overview of F. & M. Bancorp of Tomah III. Pro Forma Summary

I. Transaction Summary

Transaction Highlights • Transaction adds an adjacent market to CZWI’s Wisconsin presence with Tomah branch locations that are attractively located nearby CZWI’s Eau Claire and Osseo markets • Transaction provides CZWI with a stable, modestly priced deposit base for organic growth opportunities • At closing, the combined pro forma assets will exceed $1.4 billion, while deposits will be approximately $1.1 billion • Attractive transaction pricing at 105.8% of TBV and 16.0x LTM EPS • Immediately accretive to EPS(1) as the transaction is expected to generate earnings accretion of over 13% in the first full year after closing • Tangible book value payback period of approximately 3 years • Continued focus on building efficiencies as a commercial bank (1) Excludes one-time merger costs and includes acquisition of United Bank 4

Transaction Rationale â–ª Straightforward follow-on acquisition to United Bank with stable deposits concentrated in one market Strategic â–ª Accelerates pro forma franchise growth in total assets and deposits Rationale â–ª Consistent with CZWI’s strategy of “re-formulating” its loan and deposit composition and net interest margin â–ª Immediately accretive to EPS(1) Financially â–ª Attractive EPS accretion in subsequent years Attractive â–ª TBV Dilution Payback Period of approximately 3 years â–ª Further operating efficiencies to be realized â–ª Transaction will be CZWI’s fourth acquisition since 2016 Low Risk â–ª 2.2% credit mark of total loan portfolio Integration â–ª 72% coverage of loan balances in credit diligence â–ª Retention of key people is part of the transaction structure (1) Excludes one-time merger costs 5

Transaction Terms F. & M. Bancorp of Tomah Transaction Value(1) $21.6 million Consideration 85% Cash, 15% Stock Price/TBV 105.8% Price/LTM EPS(2) 16.0x Customary regulatory and F. & M. Bancorp of Required Approvals Tomah shareholder approval Expected Closing Q2 2019 (1) Based on 216,546 F. & M. Bancorp of Tomah shares outstanding and exchange ratio of 1.3350, and CZWI share price of $11.11 6 (2) Based on normalized net income available to common of $1.3 million for the twelve months ended 9/30/18

II. F. & M. Bancorp of Tomah Overview

F. & M. Bancorp of Tomah Overview

- F. & M. Bancorp of Tomah was founded in 1984 and its two major operating locations are located in Tomah, WI
- Farmers & Merchants Bank was founded in 1911
- Strong core deposit base
- Maintains 2nd market share position in Monroe County, WI which has approximately $750 million in total market deposits
- Led by President & CEO Peter Reichardt, and Patrick Scott, Senior VP & CFO
- 2 branches located in Tomah, WI, with one maintaining a detached drive-through
- Strong returns on both assets and equity

Branch List

Address	City	2018 Total Deposits ($000)
1001 Superior Ave	Tomah, WI	132,192
1500 N Superior Ave	Tomah, WI	25,434
Total Deposits		$157,626

Farmers & Merchants Bank

	For the Twelve Months Ended			Quarter Ended		
In $000s except for per share data	12/31/15	12/31/16	12/31/17	03/31/18	06/30/18	09/30/18
Balance Sheet						
Total Assets	$196,340	$199,119	$200,729	$209,368	$203,653	$194,606
Total Loans	$123,663	$130,968	$139,126	$137,313	$134,043	$138,248
Total Deposits	$140,338	$140,628	$153,387	$163,588	$157,626	$148,691
Loans/Deposits	88.12%	93.13%	90.70%	83.94%	85.04%	92.98%
Capital						
Common Equity	$22,457	$21,771	$22,371	$22,479	$22,770	$22,582
Tangible Equity	$22,457	$21,771	$22,371	$22,479	$22,770	$22,582
Total Equity/Assets	11.44%	10.93%	11.14%	10.74%	11.18%	11.60%
Tang. Common Equity/ Tang. Assets	11.44%	10.93%	11.14%	10.74%	11.18%	11.60%
Risked Based Capital	16.02%	16.43%	16.39%	15.21%	16.30%	17.42%
Tier 1 Capital	14.76%	15.17%	15.13%	13.95%	15.04%	16.16%
Leverage Ratio	11.11%	10.96%	10.92%	11.04%	11.34%	11.58%
Profitability Measures						
Net Interest Margin	3.06%	3.15%	3.06%	3.21%	3.10%	3.29%
Non Interest Income/Avg. Assets	0.46%	0.52%	0.43%	0.51%	0.43%	0.58%
Non Interest Expense/Avg. Assets	2.57%	2.60%	2.58%	2.68%	2.75%	2.76%
Efficiency Ratio	72.12%	69.84%	73.09%	74.44%	79.59%	72.61%
ROAA	0.63%	0.80%	0.50%	0.70%	0.66%	0.80%
ROAE	5.64%	6.96%	4.48%	6.24%	5.92%	6.97%
Net Income	$1,249	$1,583	$1,007	$350	$335	$395
Asset Quality						
NPAs/Assets	4.69%	3.29%	1.00%	0.93%	0.90%	0.85%
NPAs (excl TDRs)/Assets	1.56%	1.39%	0.53%	0.48%	0.43%	0.37%
NCOs/Avg Loans	0.13%	0.14%	0.18%	-0.02%	-0.06%	-0.09%
Reserves/Loans	2.75%	2.30%	1.99%	2.02%	2.08%	2.04%
Reserves/NPAs	36.85%	45.95%	137.00%	142.64%	152.96%	170.87%

Citizens Community Bancorp Inc.

Source: S&P Global Market Intelligence

8

III. Pro Forma Summary

Pro Forma Franchise F. & M. Bancorp Locations CZWI Locations(1) (1) Includes acquisition of United Bank Source: S&P Global Market Intelligence 10

Pro Forma Loans

CZWI[(1)]



Other CRE 11.9%
Multifam 5.9%
OwnOcc CRE 13.7%
C&I 9.5%
HELOC 5.6%
Consr & Other 11.6%
1-4 Fam 25.7%
Ag. 8.9%
C&D 3.4%
Ag. Real Estate 3.8%

Loan Type	Composition ($000)	% of Total
Constr & Dev	33,184	3.4%
1-4 Family Residential	247,757	25.7%
Home Equity	53,918	5.6%
Owner - Occ CRE	132,071	13.7%
Other CRE	114,821	11.9%
Multifamily	56,515	5.9%
Commercial & Industrial	91,461	9.5%
Consr & Other	112,038	11.6%
Agriculture	86,180	8.9%
Ag. Real Estate	36,478	3.8%
Total Loans	$964,423	100.0%

MRQ Yield on Loans: **4.97%**

F. & M. Bancorp



Other CRE 22.0%
Multifam 7.5%
C&I 20.1%
OwnOcc CRE 25.3%
Consr & Other 1.2%
Ag. 2.5%
Ag. Real Estate 4.0%
1-4 Fam 14.0%
HELOC 0.7%
C&D 2.7%

Loan Type	Composition ($000)	% of Total
Constr & Dev	3,670	2.7%
1-4 Family Residential	19,376	14.0%
Home Equity	950	0.7%
Owner - Occ CRE	34,919	25.3%
Other CRE	30,475	22.0%
Multifamily	10,433	7.5%
Commercial & Industrial	27,779	20.1%
Consr & Other	1,654	1.2%
Agriculture	3,466	2.5%
Ag. Real Estate	5,526	4.0%
Total Loans	$138,248	100.0%

MRQ Yield on Loans: **4.76%**

Combined



Other CRE 13.2%
Multifam 6.1%
OwnOcc CRE 15.1%
C&I 10.8%
HELOC 5.0%
Consr & Other 10.3%
1-4 Fam 24.2%
Ag. 8.1%
C&D 3.3%
Ag. Real Estate 3.8%

Loan Type	Composition ($000)	% of Total
Constr & Dev	36,854	3.3%
1-4 Family Residential	267,133	24.2%
Home Equity	54,868	5.0%
Owner - Occ CRE	166,990	15.1%
Other CRE	145,296	13.2%
Multifamily	66,948	6.1%
Commercial & Industrial	119,240	10.8%
Consr & Other	113,692	10.3%
Agriculture	89,646	8.1%
Ag. Real Estate	42,004	3.8%
Total Loans	$1,102,671	100.0%

MRQ Yield on Loans: **4.94%**

(1) Includes acquisition of United Bank

Note: financial data as of 9/30/18, regulatory data shown, does not include purchase accounting adjustments

Source: S&P Global Market Intelligence

11

Pro Forma Deposits

CZWI[1]



NOW Accts
2.1%
Time > $100k
13.3%
Non Int. Bearing
15.5%
Time < $100k
21.5%
MMDA & Sav
47.6%

F. & M. Bancorp



Time > $100k
9.1%
Non Int. Bearing
15.1%
Time < $100k
16.5%
NOW Accts
19.8%
MMDA & Sav
39.6%

Combined



NOW Accts
4.2%
Time > $100k
12.1%
Non Int. Bearing
19.6%
Time < $100k
19.8%
MMDA & Sav
44.2%

CZWI[1]

Deposit Type	Composition ($000)	Composition % of Total
Non Interest Bearing	150,918	15.5%
NOW & Other Trans	20,677	2.1%
MMDA & Sav	464,673	47.6%
Time Deposits < $100k	209,867	21.5%
Time Deposits > $100k	129,267	13.3%
Total Deposits	975,402	100.0%

MRQ Cost of Deposits: 0.72%
Loans / Deposits: 98.87%

F. & M. Bancorp

Deposit Type	Composition ($000)	Composition % of Total
Non Interest Bearing	22,393	15.1%
NOW & Other Trans	29,473	19.8%
MMDA & Sav	58,847	39.6%
Time Deposits < $100k	24,480	16.5%
Time Deposits > $100k	13,497	9.1%
Total Deposits	$148,690	100.0%

MRQ Cost of Deposits: 0.67%
Loans / Deposits: 92.98%

Combined

Deposit Type	Composition ($000)	Composition % of Total
Non Interest Bearing	173,311	15.4%
NOW & Other Trans	50,150	4.5%
MMDA & Sav	523,520	46.6%
Time Deposits < $100k	234,347	20.8%
Time Deposits > $100k	142,764	12.7%
Total Deposits	$1,124,092	100.0%

MRQ Cost of Deposits: 0.72%
Loans / Deposits: 98.09%

(1) Includes acquisition of United Bank
Note: financial data as of 9/30/18, regulatory data shown, does not include purchase accounting adjustments
Source: S&P Global Market Intelligence

Citizens Community Bancorp Inc.
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Transaction Summary â–ª Transaction drives earnings growth and overall shareholder value for both CZWI and F. & M. Bancorp of Tomah shareholders â–ª Straightforward follow on acquisition to United Bank further improves CZWI’s balance sheet composition, operating efficiencies and earnings power â–ª Increases CZWI’s ability to serve larger commercial accounts and absorb technology costs to better serve all customers

Investor Contacts Stephen M. Bianchi President & Chief Executive Officer James S. Broucek Executive VP & Chief Financial Officer Citizens Community Bancorp, Inc. 2174 EastRidge Center Eau Claire, WI 54701 (715) 836-9994 www.ccf.us